THIS SHARE AND INTEREST PURCHASE AGREEMENT (the "Agreement") is entered into on December 19, 2013	DIESER VERTRAG ÜBER DEN KAUF VON GESCHÄFTS- UND KOMMANDITANTEILEN (der "Vertrag") wird am 19. Dezember 2013
BETWEEN:	ZWISCHEN:
(1) General Motors Financial Company, Inc., a company organized and existing under the laws of the state of Texas, U.S.A. with its principal place of business at 801 Cherry Street, Suite 3500, Fort Worth, TX 76102 U.S.A. ("Seller"); and

(1) General Motors Financial Company, Inc., eine gemäß dem Recht des Bundesstaates Texas, USA, gegründete und bestehende Gesellschaft mit Unternehmenssitz in 801 Cherry Street, Suite 3500, Fort Worth, TX 76102 USA (die "Verkäuferin"); und

(2) GM Europe Service GmbH, a company organized and existing under the laws of Germany, with its principal place of business at Bahnhofsplatz 1, 65423 Rüsselsheim, Germany and registered with the commercial register of the local court of Darmstadt under register number HRB 91970 ("Purchaser").

(2) GM Europe Service GmbH, eine gemäß deutschem Recht gegründete und bestehende Gesellschaft mit Unternehmenssitz in Bahnhofsplatz 1, 65423 Rüsselsheim, Deutschland, eingetragen beim Handelsregister des Amtsgerichts Darmstadt unter HRB 91970 (die "Käuferin"), geschlossen.
WHEREAS:	VORBEMERKUNGEN:

(A)    The Seller is the sole limited partner of GMAC Germany GmbH & Co. KG (the "Partnership"), a limited partnership organized and existing under the laws of Germany, with its principal place of business at Friedrich-Lutzmann-Ring, 65428 Rüsselsheim, Germany and registered with the commercial register of Darmstadt under register number HRA 83125 (Seller's limited partnership interests, the "Partnership Interests").

(B)    The Seller is the sole shareholder of the general partner of the Partnership, GMAC Management GmbH (the "General Partner"), a company organized and existing under the laws of Germany, with its principal place of business at Bahnhofsplatz 1, 65423 Rüsselsheim, Germany and registered with the commercial register of the local court of Darmstadt under register number HRB 84344 (Seller's shares in the general partner, the "Management Shares").

(A)    Die Verkäuferin ist die alleinige Kommanditistin der GMAC Germany GmbH & Co. KG (die "Gesellschaft"), einer nach deutschem Recht gegründeten Kommanditgesellschaft mit Unternehmenssitz in Friedrich-Lutzmann-Ring, 65428 Rüsselsheim, Deutschland, eingetragen beim Handelsregister Darmstadt unter HRA 83125 (die Anteile der Verkäuferin an der Kommanditgesellschaft, die "Kommanditanteile").

(B)    Die Verkäuferin ist die alleinige Gesellschafterin der Komplementärin der Gesellschaft, der GMAC Management GmbH (die "Komplementärin"), einer nach deutschem Recht gegründeten und bestehenden Gesellschaft mit Unternehmenssitz in Bahnhofsplatz 1, 65423 Rüsselsheim, Deutschland, eingetragen beim Handelsregister des Amtsgerichts Darmstadt unter HRB 84344 (die Anteile der Verkäuferin an der Komplementärin, die "Management-Anteile").

(C)    The parties intend to agree that the Partnership Interests and Management Shares (together "Sold Participations") will be sold and transferred by the Seller to the Purchaser on the terms and conditions set out in this Agreement.

(C)    Die Parteien beabsichtigen zu vereinbaren, dass die Kommanditanteile und die Management-Anteile (zusammen die "Verkauften Beteiligungen") von der Verkäuferin gemäß den in diesem Vertrag festgelegten Bedingungen an die Käuferin verkauft und auf diese übertragen werden.

NOW THEREFORE, in consideration of the mutual promises contained herein, it is hereby agreed as follows:	DIES VORAUSGESCHICKT wird unter Berücksichtigung der hierin enthaltenen gegenseitigen Versprechen Folgendes vereinbart:
1. SALE AND PURCHASE OF SOLD PARTICIPATIONS	1. VERKAUF UND KAUF DER VERKAUFTEN BETEILIGUNGEN

Upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell and transfer its entire Sold Participations (together with all rights and obligations (with full discharge for the Seller) attached thereto, including the right to any outstanding or future dividends or other distributions attaching to the Sold Participations, as well as all capital, reserve, deferred loss or other accounts held at the Partnership for the Seller) to the Purchaser and the Purchaser shall purchase and acquire the Sold Participations and the rights attached thereto, for a purchase price of EUR 423,771,000 for the Partnership Interests and EUR 33,000 for the Management Shares. The effective date of the transfer is December 19, 2013.

Nach Maßgabe der Bedingungen dieses Vertrags verkauft die Verkäuferin an die Käuferin und überträgt auf diese ihre gesamten Verkauften Beteiligungen (zusammen mit allen damit zusammenhängenden Rechten und Pflichten (mit vollständiger Entlastung der Verkäuferin) einschließlich des Rechts auf etwaige ausstehende oder zukünftige Dividenden oder andere Ausschüttungen bezüglich der Verkauften Beteiligungen, sowie sämtliche Kapital-, Rücklagen-, Verlustvortrags- oder andere bei der Gesellschaft für die Verkäuferin unterhaltene Konten), und die Käuferin kauft und erwirbt die Verkauften Beteiligungen und die damit zusammenhängenden Rechte zu einem Kaufpreis von EUR 423.771.000 für die Kommanditanteile und EUR 33.000 für die Management-Anteile. Wirksamkeitsdatum der Übertragung ist der 19. Dezember 2013.

The General Partner has irrevocably consented to the sale and transfer of the Partnership Interests on Decemmber 19, 2013.	Die Komplementärin hat dem Verkauf und der Übertragung der Kommanditanteile am 19. Dezember 2013 unwiderruflich zugestimmt.
2. SALE BACK	2. RÜCKVERKAUF
The Seller and the Purchaser each shall be obliged to enter into a share and interest purchase agreement regarding the sale of the Sold Participations by the Purchaser back to the Seller, if BaFin should consider Adam Opel AG and GMAC Bank GmbH together forming a financial holding group within the meaning of section 10a subsection 3 sentence 1 KWG. The Purchaser shall notify the Seller of such assessment by BaFin without undue delay.

Die Verkäuferin und die Käuferin sollen jeweils verpflichtet sein, einen Anteilskaufvertrag über den Rückverkauf der Verkauften Beteiligungen von der Käuferin an die Verkäuferin abzuschließen, falls die BaFin die Adam Opel AG und die GMAC Bank GmbH als zusammen eine Finanzholding-Gruppe im Sinne von § 10a Abs. 3 S. 1 KWG bildend ansieht. Die Käuferin wird eine solche Einschätzung der BaFin unverzüglich der Verkäuferin mitteilen.

3. COMMERCIAL REGISTER APPLICATION	3. HANDELSREGISTERANMELDUNG
The Seller and the Purchaser shall sign and file, and procure that the General Partner shall sign and file, the notification to the commercial register of the local court of Darmstadt notifying the commercial register of the transfer of the Partnership Interests from the Seller to the Purchaser.

Die Verkäuferin und die Käuferin unterzeichnen und reichen die Anmeldung der Übertragung der Kommanditanteile von der Verkäuferin auf die Käuferin zur Eintragung beim Handelsregister des Amtsgerichts Darmstadt ein, und tragen dafür Sorge, dass die Komplementärin diese ebenfalls unterzeichnet und zur Eintragung einreicht.

4. EXPENSES	4. AUFWENDUNGEN

Each party shall pay its own costs and expenses incurred in connection with the preparation of this Agreement. The Purchaser shall be solely liable for payment of any transfer tax under applicable law in respect of the transfer of the Sold Participations. The notarial fees in relation to this Agreement shall be borne by the Purchaser.

Jede der Parteien übernimmt die ihr im Zusammenhang mit der Erstellung dieses Vertrags entstehenden Kosten und Aufwendungen. Die Käuferin haftet allein für die Zahlung der Verkehrssteuer gemäß anwendbarem Recht in Bezug auf die Übertragung der Verkauften Beteiligungen. Die Notargebühren im Zusammenhang mit diesem Vertrag trägt die Käuferin.

5. REPRESENTATIONS AND WARRANTIES OF SELLER	5. ZUSICHERUNGEN UND GEWÄHRLEISTUNGEN DER VERKÄUFERIN
The Seller represents and warrants to the Purchaser that:	Die Verkäuferin sichert gegenüber der Käuferin zu und gewährleistet, dass:
(a) the Seller is the legal and beneficial owner of the Sold Participations and owns the Sold Participations free and clear of all liens and encumbrances;	(a) die Verkäuferin die rechtliche und wirtschaftliche Eigentümerin der Verkauften Beteiligungen ist und die Verkauften Beteiligungen frei von jeglichen Belastungen sind;
(b) the Sold Participations are fully paid up.	(b) die Verkauften Beteiligungen vollständig eingezahlt sind.
6. FURTHER ASSURANCES	6. WEITERE ZUSAGEN
Each party shall, on the date of this Agreement and from time to time after the date of this Agreement (without further consideration and upon the reasonable request of the other party), execute (or cause to be executed) such documents, including but not limited to instruments, deeds, Powers of Attorney, agreements, and corporate resolutions and take (or cause to be taken) such actions as are reasonably necessary to fulfill its obligations under this Agreement.

Jede Partei wird am Datum dieses Vertrags und jeweils nach dem Datum dieses Vertrags (ohne weitere Gegenleistung und auf das angemessene Verlangen der jeweils anderen Partei) diejenigen Dokumente unterzeichnen (oder unterzeichnen lassen), insbesondere Urkunden, notarielle Urkunden, Vollmachten, Verträge und Gesellschaftsbeschlüsse, und diejenigen Maßnahmen ergreifen (oder ergreifen lassen), die vernünftigerweise notwendig sind, um ihre Verpflichtungen aus diesem Vertrag zu erfüllen.

7. REPRESENTATIONS AND WARRANTIES OF PURCHASER	7. ZUSICHERUNGEN UND GEWÄHRLEISTUNGEN DER KÄUFERIN

The Purchaser represents and warrants to the Seller that the Purchaser has the corporate power and authority to enter into this Agreement and the execution and delivery of this Agreement by the Purchaser has been duly authorized by the Purchaser and that it constitutes a legally binding obligation of the Purchaser in accordance with its terms.

Die Käuferin sichert gegenüber der Verkäuferin zu und gewährleistet, dass sie über die gesellschaftsrechtliche Befugnis und Vollmacht verfügt, diesen Vertrag abzuschließen, und dass die Unterzeichnung und Übergabe dieses Vertrags durch die Käuferin von dieser ordnungsgemäß genehmigt wurden und gemäß den Bedingungen dieses Vertrags eine rechtsverbindliche Verpflichtung der Käuferin darstellen.

8. NOTICES	8. MITTEILUNGEN
All notices or other communications which may be or are required to be given pursuant to this Agreement must be in writing and delivered by hand, or mailed by express mail, or transmitted by facsimile transmission, addressed as follows:

Sämtliche Mitteilungen oder sonstigen Benachrichtigungen, die gemäß diesem Vertrag erforderlich sind oder sein könnten, haben schriftlich zu erfolgen und sind persönlich, per Kurierdienst/ Eilboten oder per Fax an folgende Adressen zuzustellen:

If to the Seller: General Motors Financial Company, Inc. 801 Cherry Street, Ste. 3500 Fort Worth, TX 76102 Attention: General Counsel	An die Verkäuferin: General Motors Financial Company, Inc. 801 Cherry Street, Ste. 3500 Fort Worth, TX 76102 z.Hd.: General Counsel
If to the Purchaser: GM Europe Service GmbH c/o Adam Opel AG, (IPC A0-03) 65423 Rüsselsheim, Germany Attention: General Counsel of Adam Opel AG	An die Käuferin: GM Europe Service GmbH c/o Adam Opel AG, (IPC A0-03) 65423 Rüsselsheim z.Hd.: General Counsel der Adam Opel AG
9. HEADINGS	9. ÜBERSCHRIFTEN
Clause headings in this Agreement are inserted for convenience of reference only and do not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
Die Überschriften in diesem Vertrag dienen der leichteren Orientierung; sie definieren oder berühren in keiner Weise die Bedeutung, Auslegung oder den Anwendungsbereich der Bestimmungen in diesem Vertrag.

10. GOVERNING LANGUAGE	10. VERTRAGSSPRACHE
This Agreement contains a German and an English version. In case of doubt, the German version shall prevail.	Dieser Vertrag enthält eine deutsche und eine englische Fassung. In Zweifelsfällen ist die deutsche Fassung maßgeblich.

11. GOVERNING LAW	11. GELTENDES RECHT
This Agreement is governed by and construed in accordance with the laws of Germany without giving effect to its conflict of law principles.	Dieser Vertrag unterliegt deutschem Recht und ist gemäß diesem unter Ausschluss der kollisionsrechtlichen Normen auszulegen.
12. AMENDMENTS	12. ÄNDERUNGEN
This Agreement may not be amended or modified except by an instrument in writing – or, as may be required, notarized form – duly executed by the parties.	Dieser Vertrag kann ausschließlich durch eine ordnungsgemäß von den Parteien unterzeichnete Urkunde in Schriftform – oder, soweit erforderlich, beurkundeter Form – ergänzt oder geändert werden.
13. WAIVER	13. VERZICHTSERKLÄRUNG
Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver is effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, is to be deemed or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Eine Partei kann jederzeit auf Bedingungen dieses Vertrags verzichten, auf deren Nutzen sie Anspruch hat, wobei ein solcher Verzicht jedoch nur dann wirksam ist, wenn er in einer schriftlichen Urkunde festgehalten wird, die von oder im Auftrag derjenigen Partei unterzeichnet ist, die auf die Bedingung verzichtet. Der Verzicht einer Partei auf eine Bedingung dieses Vertrags – in einem oder mehreren Fällen – ist nicht als Verzicht auf diese oder eine andere Bedingung dieses Vertrags für die Zukunft anzusehen oder auszulegen.

14. SEVERABILITY	14. SALVATORISCHE KLAUSEL
If any provision of this Agreement is determined to be invalid or unenforceable under applicable law, all other provisions continue in full force and effect. The parties are, in this event, obligated to replace the invalid provision with a valid provision that corresponds as closely as possible to the spirit and purpose of the invalid provision.

Wird festgestellt, dass eine Bestimmung dieses Vertrags nach geltendem Recht unwirksam oder undurchsetzbar ist, so bestehen alle übrigen Bestimmungen mit voller Rechtskraft und -wirkung fort. Die Parteien sind in diesem Fall verpflichtet, die unwirksame Bestimmung durch eine wirksame Bestimmung zu ersetzen, die dem Sinn und Zweck der unwirksamen Bestimmung am nächsten kommt.

15. ENTIRE AGREEMENT	15. VOLLSTÄNDIGKEITSKLAUSEL

This Agreement constitutes the entire agreement between the parties with respect to the subject matter contemplated herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matter provided for herein.

Dieser Vertrag stellt die vollständige Vereinbarung zwischen den Parteien in Bezug auf den darin genannten Vertragsgegenstand dar; dieser Vertrag ersetzt alle vorherigen mündlichen oder schriftlichen Vereinbarungen, Verpflichtungen oder Absprachen in Bezug auf die in diesem Vertrag geregelte Angelegenheit.

AS WITNESS, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.	ZUM ZEUGNIS DESSEN haben die Vertragsparteien diesen Vertrag zum eingangs genannten Datum durch ihre ordnungsgemäß bevollmächtigten Vertreter unterzeichnen lassen.
This deed was read aloud by the notary to the appeared in the German language, approved by the appeared and signed by them and the notary in their own hands as follows:	Diese Niederschrift wurde den Erschienenen in deutscher Sprache vorgelesen, von den Erschienenen genehmigt und von ihnen und dem Notar eigenhändig wie folgt unterzeichnet:
General Motors Financial Company, Inc By/Durch : ______________________ Title/Titel : ______________________	GM Europe Service GmbH By/Durch : ______________________ Title/Titel : ______________________